Exhibit 99.1

OXIS International Reports 2002 Results; Company Reduces Loss for the Second Straight Year and Launches Animal Health Profiling in the
Cattle Industry

    PORTLAND, Ore.--(BUSINESS WIRE)--April 8, 2003--OXIS International, Inc. (OTCBB:OXIS) (Nouveau Marche:OXIS) today announced 2002 year-end results, highlighting expanded distribution channels for the Company's research products and commercial applications for the profiling of cattle's susceptibility to disease.
    For the year ended December 31, 2002, the Company reported revenues of $2,050,000, a decrease from $2,968,000 reported in 2001. Cost of sales dropped from 82% in 2001 to 56% in 2002. Sales, general and administrative costs also declined to $1,258,000 in 2002, down from $2,287,000 in 2001.
    The net loss for the year was $822,000 or $0.08 per share, as compared to $3,495,000, or $0.36 per share in 2001. The 2002 research and development expenses were $463,000 compared to $762,000 in 2001.
    "During 2002, we continued with cost reduction and expansion of new products and technologies into the market place and expanded the distribution channels for our world class oxidative stress research products," said Sharon Ellis, OXIS C.O.O. and C.F.O. "In addition to geographic expansion, new applications for OXIS' technologies have been developed and analyzed relative to the profiling of cattle's susceptibility to disease."

    OXIS, headquartered in Portland, Oregon, focuses on developing technologies and products to research, diagnose, treat and prevent diseases associated with damage from free radical and reactive oxygen species -- diseases of oxidative stress. The Company holds the rights to three therapeutic classes of compounds in the area of oxidative stress and, through its Health Products division, develops, manufactures and markets products and technologies to diagnose and treat diseases caused by oxidative stress.

    This press release contains forward-looking statements that involve risks and uncertainties. Such uncertainties include the Company's ability to fund, partner, out-license or otherwise support certain of its assets; to establish relationships with third parties at terms favorable to the Company; and other risks detailed in the Company's filings with the SEC. These factors could cause actual results to differ materially from those projected in the forward-looking statements.

       CONDENSED UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                                             Year ended
                                             December 31,
                                     2002                     2001

Total revenues                   $ 2,050,000              $ 2,968,000

Cost and expenses:
     Cost of sales                 1,140,000                2,430,000
     Research & development          463,000                  762,000
     Sales, general & admin.       1,258,000                2,287,000
     Write down of inventory
        and equipment                     --                  942,000
                                 -------------------------------------
     Total costs & expenses        2,861,000                6,421,000
                                 -------------------------------------
Operating loss                      (811,000)              (3,453,000)
Litigation settlement                      --                 (57,000)
Interest income (expense), net       (11,000)                  15,000
                                 -------------------------------------
Net loss                         $  (822,000)             $(3,495,000)
                                 =====================================
Net loss per share               $      (.08)             $      (.36)
                                 =====================================


           UNAUDITED CONSOLIDATED BALANCE SHEET INFORMATION
                                                December 31,
                                            2002          2001
                   Current assets        $1,051,000   $   706,000
                   Total assets           1,985,000     1,721,000
                   Current liabilities      767,000     1,186,000
                   Total equity           1,218,000       553,000

    CONTACT: for OXIS International, Inc.
             Investor Relations:
             Investor Awareness, Inc.
             Tony Schor/Paul Arndt, 847/945-2222
             info@investorawareness.com
             or
             Media Relations:
             Obidicut LLC
             Will Anderson, 503/452-7621
             will@obidicut.net